Exhibit 99.1

News Release

Investor Contact:
Stan Finkelstein
Investor Relations
(925) 290-4321
ir@formfactor.com

FormFactor, Inc. Announces CEO Succession - Mike Slessor to Become CEO Starting Fiscal 2015
Current CEO St. Dennis to Continue to Serve as Executive Chairman

LIVERMORE, Calif. — October 29, 2014 —FormFactor, Inc. (Nasdaq: FORM) today announced that its Board of Directors has unanimously approved a CEO succession plan. Michael Slessor, President of the Company, will succeed Thomas (Tom) St. Dennis as CEO on December 28, 2014, the start of the Company’s fiscal 2015. Mr. St. Dennis will continue to serve as Executive Chairman of the Board of Directors, helping guide inorganic growth and FormFactor’s long-term opportunities.

Dr. Slessor has served as President of the Company, and a member of its Board of Directors, since October 2013. Previously, Dr. Slessor served at the Company as Sr. VP & General Manager, MicroProbe Product Group from October 2012 to October, 2013. Before joining the Company, Dr. Slessor was the President and Chief Executive Officer of MicroProbe from July 2008 through the October 2012 closing of FormFactor’s acquisition of MicroProbe. Prior to joining MicroProbe, Dr. Slessor held various management, product-marketing, and applications-engineering positions in the semiconductor industry, most notably with KLA-Tencor, where he led marketing and applications for the company’s fastest growing division. Dr. Slessor received a Ph.D. in Aeronautics and Physics from California Institute of Technology, and a B.A.Sc. in Engineering Physics (First Class Honors) from the University of British Columbia.

“I am honored to have been chosen by the Board to lead the next phase of FormFactor’s growth,” said Dr. Slessor. “Under Tom’s leadership, we have turned the company around by driving operational efficiencies, successfully integrating the FormFactor/MicroProbe companies, and becoming a better supplier to our customers. I look forward to working with our executive team and our employees as we drive to deliver innovation, future growth and value to our shareholders.”

"This announced transition is the culmination of our succession planning, and comes at a time of operational strength as FormFactor has delivered its first two consecutive quarters of non-GAAP profitability since 2007," said Richard DeLateur, Lead Independent Director of FormFactor. “During his tenure as CEO, Tom has provided exceptional leadership in designing and executing a turn-around plan, integrating a major strategic acquisition, and building a strong foundation for future growth and success for the company, its employees and its shareholders. Mike and Tom have worked closely together over the past two years and Tom’s continuing executive role will help facilitate a smooth CEO transition for our employees, customers and suppliers.”

"I am very proud of what our teams have accomplished over the past several years," said Mr. St. Dennis. "Mike is an excellent choice to lead the company. He has the experience, market knowledge, leadership style and motivational skills that will make him an outstanding CEO. I look forward to working with Mike as FormFactor moves into the next chapter of innovation and growth."

Mr. DeLateur remains the company’s Lead Independent Director.

About FormFactor:

FormFactor, Inc. (NASDAQ: FORM) helps semiconductor manufacturers test the integrated circuits (ICs) that power consumer mobile devices, as well as computing, automotive and other applications. The company is one of the world’s leading providers of essential wafer test technologies and expertise, with an extensive portfolio of high-performance probe cards for DRAM, Flash and SoC devices. Customers use FormFactor’s products and services to lower overall production costs, improve their yields and enable complex next-generation ICs. Headquartered in Livermore, California, the company services its customers from a network of facilities in Europe, Asia and North America. For more information, visit the company’s website at www.formfactor.com.

FormFactor, MicroProbe, and the FormFactor and MicroProbe logos are registered or unregistered trademarks of FormFactor, Inc. All other product, trademark, company or service names mentioned herein are the property of their respective owners.

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Forward-looking Statements:

Statements in this press release that are not strictly historical in nature are forward-looking statements within the meaning of the federal securities laws, including statements regarding anticipated results, market conditions or trends, expectations and operating plans. These forward-looking statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to: unexpected changes in demand for the company’s products; risks of the company’s ability to realize sustainable profitability, to achieve its growth objectives, to effectuate a smooth CEO transition; and changes in the market and macro-economic environments. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward-looking statement is contained in the company’s Form 10-K for the fiscal year ended December 28, 2013, as filed with the SEC, and subsequent SEC filings, including the company’s Quarterly Reports on Forms 10-Q. Copies of the company’s SEC filings are available at http://investors.formfactor.com/sec.cfm. The company assumes no obligation to update the information in this press release, to revise any forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements.

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